Exhibit 99.1

Spectra Energy Partners Reports First Quarter 2018 Results and Announces 42nd Consecutive Quarterly Cash Distribution Increase

HOUSTON, May 9, 2018 /CNW/ - Spectra Energy Partners, LP (NYSE: SEP) today reported net income of $418 million, including net income from controlling interests of $407 million, for the first quarter ended March 31, 2018, with diluted earnings per limited partner unit of $0.91. The first quarter results included non-recurring special items of $25 million, which decreased diluted earnings per limited partner unit by $0.05.

HIGHLIGHTS:

•	Strong quarter supported by solid base business performance and increased earnings from expansion projects
•	NEXUS and TEAL continue to advance and remain on target for an in-service date in late third quarter 2018
•	Announced 42nd consecutive quarterly distribution increase, representing a 7% increase over the distribution declared in May 2017

For the quarter, ongoing earnings before interest, taxes, depreciation and amortization (EBITDA) were $571 million, compared with $545 million in the prior-year quarter. Ongoing net income from controlling interests was $382 million for the quarter, or $0.86 diluted earnings per limited partner unit, compared with $363 million, or $0.89 diluted earnings per limited partner unit in the prior-year quarter. Net income from controlling interests was $407 million for the quarter, or $0.91 diluted earnings per limited partner unit, compared with $317 million, or $0.74 diluted earnings per limited partner unit in the prior-year quarter.

First quarter 2018 ongoing distributable cash flow (DCF) was $453 million, compared with $403 million in the prior-year quarter.

QUARTERLY DISTRIBUTION

Spectra Energy Partners announced today that the board of directors of the general partner declared a quarterly cash distribution to unitholders of $0.75125 per unit, an increase of 1.25 cents over the previous level of $0.73875 per unit and a 7 percent increase compared to first quarter 2017. The cash distribution is payable on May 30, 2018, to unitholders of record at the close of business on May 21, 2018. This quarterly cash distribution equates to $3.005 per unit on an annual basis.

PRESIDENT’S COMMENT

“Spectra Energy Partners achieved another strong quarter supported by solid base business performance and increased earnings from the expansion projects that we placed into service in 2017,” said Bill Yardley, Chairman and President of Spectra Energy Partners. “These results once again underline the reliability and strength of our businesses and outstanding asset footprint along with the success of our expansion project execution.

“We are also pleased to announce the 42nd consecutive quarterly cash distribution increase demonstrating SEP’s low-risk, stable business model,” Mr. Yardley concluded.

REGULATORY UPDATE

In March, the Federal Energy Regulatory Commission (FERC) changed its long-standing policy on the treatment of income tax amounts included in the rates of pipelines and other entities subject to cost of service rate regulation within a Master Limited Partnership (MLP). FERC revised a policy in place since 2005 to no longer permit entities organized as MLPs to recover an income tax allowance in their cost of service rates. The change in FERC’s policy has had a negative impact on the MLP sector. SEP, along with other MLPs and trade associations, filed comments to request clarification, reconsideration and rehearing of FERC’s Revised Policy Statement in April. SEP also responded to the Notice of Proposed Rulemaking (NOPR) in April and expects to file comments in response to the Notice of Inquiry later this month.

Our current cost of service gas pipeline customers are interested in the effect of the recent FERC actions, along with the implementation of the Tax Cuts and Jobs Act (TCJA) in late 2017. Investments in our pipeline system over time have resulted in significant growth of the cost of service rate base. The combination of these factors, along with many others, prompts the need to begin discussions with our customers on the possibility of a Texas Eastern rate case filing in 2018 in which various components will need to be considered in establishing go-forward rates.

As previously disclosed, SEP does not expect a material impact to its 2018 financial guidance from the combination of U.S. Tax Reform and FERC policy actions. Any future impacts would only take effect upon the execution and settlement of a rate case. In the event of a rate case, all cost of service framework components would be taken into consideration, which is expected to offset a significant portion of any unmitigated effects related to the new FERC policy. While many uncertainties remain in regard to the implementation of the recent FERC actions, if implemented as announced, SEP estimates the unmitigated impact to revenue to be approximately $110 - $125 million per year, which is inclusive of an assumed disallowance for income taxes and exclusive of a payback of accumulated deferred income taxes. We continue to expect no material impact on SEP’s distributable cash flow at this time; however, any potential impacts to distributable cash flow beyond 2018 are dependent upon the success of mitigation efforts including the execution of a rate case and final FERC policy implementation. We continue to evaluate options to mitigate the negative impact of this policy change.

SEGMENT RESULTS

U.S. Transmission
Ongoing EBITDA from U.S. Transmission was $504 million in first quarter 2018, compared with $499 million in first quarter 2017. These results reflect increased earnings from expansion projects, higher short-term firm transportation revenues mainly on Texas Eastern due to the extended cold weather, partially offset by higher allocated corporate shared-service costs of $9 million previously reported in “Other”. The 2018 ongoing results exclude a $25 million non-cash special item which reduced the estimated regulatory liability for the cost of service assets of SEP that was established in fourth quarter 2017 as a result of the U.S. tax reform implemented in late 2017. The 2018 and 2017 ongoing results exclude special items of $7 million and $18 million in expenses, respectively, both primarily from merger-related severance costs.

Liquids
Ongoing EBITDA from Liquids was $68 million in first quarter 2018 and 2017.

Other
Beginning with first quarter 2018, “Other” consists of certain direct corporate governance costs. Allocated corporate shared-service costs were previously included in “Other” but are now directly allocated to the business segments. Ongoing net expenses from “Other” were $1 million and $22 million in the first quarter of 2018 and 2017, respectively, primarily reflecting lower allocated corporate shared-service costs now included in U.S. Transmission and Liquids. The 2017 period excludes special items of $24 million, primarily from merger-related severance costs.

Interest Expense
Interest expense was $85 million in the first quarter 2018, compared with $56 million in first quarter 2017, reflecting higher average debt balances and lower capitalized interest.

Liquidity and Capital Expenditures
Total debt outstanding at Spectra Energy Partners as of March 31, 2018, was $8.6 billion, with available liquidity of approximately $1 billion.

Including contributions from noncontrolling interests, Spectra Energy Partners has $1.6 billion of capital expansion spending planned in 2018, which is expected to be funded through a combination of debt and equity, including the use of its at-the-market (ATM) program. Total capital spending for the three months ended March 31, 2018, was $234 million, consisting of $220 million of growth capital expenditures and $14 million of maintenance capital expenditures.

On April 30, 2018, Sabal Trail closed an offering of $1.5 billion in long-term debt across 10, 20, and 30 year maturities. The net proceeds from the offering were used to make contributions to Sabal Trail’s partners for repayment of construction and development costs previously incurred by them. The contribution made to Spectra Energy Partners was approximately $750 million which will be used to pay down short-term borrowings. This successful offering follows FERC’s issuance of Sabal Trail’s order on remand in late March marking conclusion to the D.C. Circuit Court’s August 22, 2017, decision and order to remand and vacate the original FERC certificate.

EXPANSION PROJECT UPDATES

Commercially Secured Projects

The mainline and facilities construction of NEXUS and TEAL is currently underway in Ohio and Michigan and they remain on target for a late third quarter 2018 in-service. We remain in active discussions with producers and end-use customers to fill the remaining capacity of NEXUS.

The second stage of Atlantic Bridge continues to advance with its full capacity targeted for commercial availability in fourth quarter 2018. We have successfully marketed all of the interim capacity at attractive rates, which demonstrates the need for additional capacity in the region. The full path offered by this project is expected to be available with the completion of the Weymouth compressor station in the 2019-2020 timeframe.

Progress continues on SEP’s other projects in execution, with Stratton Ridge receiving its FERC certificate in April and construction now underway to achieve its expected in-service in the first half of 2019. SEP’s other projects continue to advance through various stages of the regulatory approval process and remain on track for their respective targeted in-service dates.

In December 2017, SEP acquired Pomelo Connector LLC, a development company advancing a fully contracted greenfield natural gas pipeline project under a 23-year lease, as part of SEP’s previously announced South Texas Expansion Project (STEP). In April 2018, SEP commenced construction on the Pomelo Connector, a 14-mile pipeline that will provide 400,000 dth/d of natural gas to Valley Crossing. The Pomelo Connector will provide an important link in SEP’s South Texas infrastructure supporting reliable gas transportation for exports to serve Mexico’s growing reliance on gas-fired generation. The total project capex, including acquisition cost, is $260 million and is expected to be placed into service in the fourth quarter of 2018.

Development Opportunities

We continue to advance multiple development opportunities in New England, the Northeast, Southeast and Gulf Coast regions. We look forward to leveraging our infrastructure footprint to further serve the needs of growing natural gas-fired power generation, LNG exports and the U.S. industrial market.

ADDITIONAL INFORMATION

Additional information about first quarter 2018 earnings can be obtained via the Spectra Energy Partners website: www.spectraenergypartners.com.

Spectra Energy Partners will host a joint webcast with Enbridge Inc. (TSX,NYSE: ENB) on May 10, 2018 at 8 a.m. CT. The webcast will be available via the Spectra Energy Partners Events & Presentations page, and the conference call can be accessed by dialing (877) 930-8043 in North America or (253) 336-7522 outside North America. The participant passcode is 4849907#.

A replay of the call will be available via the Spectra Energy Partners Events & Presentations page, or by dialing (855) 859-2056 in North America or (404) 537-3406 outside North America and using the above passcode.

The conference call format will include prepared remarks from the executive team followed by a question and answer session for the analyst and investor community only. Spectra Energy Partners’ media and investor relations teams will be available after the call for any additional questions.

Non-GAAP Financial Measures

We use ongoing net income from controlling interests as a measure to evaluate operations of the partnership. This measure is a non-GAAP financial measure as it represents net income from controlling interests, excluding special items. Special items represent certain charges and credits which we believe will not be recurring on a regular basis. We believe that the presentation of ongoing net income from controlling interests provides useful information to investors, as it allows investors to more accurately compare our ongoing performance across periods. The most directly comparable GAAP measure for ongoing net income from controlling interests is net income from controlling interests.

We use earnings from continuing operations before interest, income taxes, and depreciation and amortization (EBITDA) and ongoing EBITDA, non-GAAP financial measures, as performance measures for Spectra Energy Partners, LP. Ongoing EBITDA represents EBITDA, excluding special items. We believe that the presentation of EBITDA and ongoing EBITDA provides useful information to investors, as it allows investors to more accurately compare Spectra Energy Partners, LP’s performance across periods. The most directly comparable GAAP measure for EBITDA and ongoing EBITDA for Spectra Energy Partners, LP is net income.

The primary performance measures used by us to evaluate segment performance are segment EBITDA and Other EBITDA. We consider segment EBITDA and Other EBITDA, which are the GAAP measures used to report segment results, to be good indicators of each segment’s operating performance from its continuing operations as they represent the results of our segments’ operations before depreciation and amortization without regard to financing methods or capital structures. Our segment EBITDA and Other EBITDA may not be comparable to similarly titled measures of other companies because other companies may not calculate EBITDA in the same manner.

We also use ongoing segment EBITDA as a measure of performance. Ongoing segment EBITDA is a non-GAAP financial measure, as it represents reported segment EBITDA, excluding special items. We believe that the presentation of ongoing segment EBITDA provides useful information to investors, as it allows investors to more accurately compare a segment’s ongoing performance across periods. The most directly comparable GAAP measure for ongoing segment EBITDA is segment EBITDA.

We also present Distributable Cash Flow (DCF), which is a non-GAAP financial measure. We believe that the presentation of DCF provides useful information to investors, as it represents the cash generation capabilities of the partnership to support distribution growth. We also use ongoing DCF, which is a non-GAAP financial measure, as it represents DCF, excluding the cash effect of special items. The most directly comparable GAAP measure for DCF and ongoing DCF is net income. We also use DCF coverage, which is a non-GAAP financial measure, as it represents DCF divided by distributions declared on partnership units. The most directly comparable GAAP measure for DCF coverage is Earnings-Per-Unit (EPU).

The non-GAAP financial measures presented in this press release should not be considered in isolation or as an alternative to financial measures presented in accordance with GAAP. These non-GAAP financial measures may not be comparable to similarly titled measures of other partnerships because other partnerships may not calculate these measures in the same manner.

Distribution Information

This information is intended to be a qualified notice under Treasury Regulation Section 1.1446-4(b). Under rules applicable to publicly-traded partnerships, our distributions to non-U.S. unitholders are subject to withholding tax at the highest effective applicable rate to the extent attributable to income that is effectively connected with the conduct of a U.S. trade or business. Given the uncertainty at the time of making distributions regarding the amount of any distribution that is attributable to income that is so effectively connected, we intend to treat all of our distributions as attributable to our U.S. operations, and as a result, the entire distribution will be subject to withholding.

Forward-Looking Statements

This release includes “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements are based on our beliefs and assumptions. These forward-looking statements are identified by terms and phrases such as: anticipate, believe, intend, estimate, expect, continue, should, could, may, plan, project, predict, will, potential, forecast, and similar expressions. Forward-looking statements involve risks and uncertainties that may cause actual results to be materially different from the results predicted. Factors that could cause actual results to differ materially from those indicated in any forward-looking statement include, but are not limited to: state, federal and foreign legislative and regulatory initiatives that affect cost and investment recovery, have an effect on rate structure, and affect the speed at and degree to which  competition enters the natural gas and oil industries; outcomes of litigation and regulatory investigations, proceedings or inquiries; weather and other natural phenomena, including the economic, operational and other effects of hurricanes and storms; the timing and extent of changes in commodity prices, interest rates and foreign currency exchange rates; general economic conditions, including the risk of a prolonged economic slowdown or decline, or the risk of delay in a recovery, which can affect the long-term demand for natural gas and oil and related services; potential effects arising from terrorist attacks and any consequential or other hostilities; changes in environmental, safety and other laws and regulations; the development of alternative energy resources; results and costs of financing efforts, including the ability to obtain financing on favorable terms, which can be affected by various factors, including credit ratings and general market and economic conditions; increases in the cost of goods and services required to complete capital projects; declines in the market prices of equity and debt securities and resulting funding requirements for defined benefit pension plans; growth in opportunities, including the timing and success of efforts to develop U.S. and Canadian pipeline, storage, gathering, processing and other related infrastructure projects and the effects of competition; the performance of natural gas and oil transmission and storage, distribution, and gathering and processing facilities; the extent of success in connecting natural gas and oil supplies to gathering, processing and transmission systems and in connecting to expanding gas and oil markets; the effects of accounting pronouncements issued periodically by accounting standard-setting bodies; conditions of the capital markets during the periods covered by forward-looking statements; and the ability to successfully complete merger, acquisition or divestiture plans; regulatory or other limitations imposed as a result of a merger, acquisition or divestiture; and the success of the business following a merger, acquisition or divestiture. These factors, as well as additional factors that could affect our forward-looking statements, are described under the headings “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Information” in our 2017 Form 10-K, filed on February 16, 2018, and in our other filings made with the Securities and Exchange Commission (SEC), which are available via the SEC’s website at www.sec.gov. In light of these risks, uncertainties and assumptions, the events described in the forward-looking statements might not occur or might occur to a different extent or at a different time than we have described. All forward-looking statements in this release are made as of the date hereof and we undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Spectra Energy Partners

Spectra Energy Partners, LP is one of the largest pipeline master limited partnerships in the United States and connects growing supply areas to high-demand markets for natural gas and crude oil. These assets include more than 16,000 miles of transmission pipelines, approximately 170 billion cubic feet of natural gas storage, and approximately 5.6 million barrels of crude oil storage. Spectra Energy Partners, LP is traded on the New York Stock Exchange under the symbol SEP; information about the company is available on its website at www.spectraenergypartners.com.

FOR FURTHER INFORMATION PLEASE CONTACT:

Media:	Michael Barnes
Toll Free: (888) 992-0997
michael.barnes@enbridge.com

Analysts and Investors:	Roni Cappadonna
Toll Free: (800) 481-2804
investor.relations@enbridge.com

Spectra Energy Partners, LP

Quarterly Highlights

March 2018

(Unaudited)

(millions of dollars, except per-unit amounts)

Reported - These results include the impact of special items

	Three Months Ended
	March 31,
	2018	2017
INCOME (a)
Operating Revenues	$779	$700
Total Reportable Segment EBITDA	597	545
Net Income - Controlling Interests	407	317
EBITDA BY BUSINESS SEGMENT
U.S. Transmission	$522	$479
Liquids	75	66
Total Reportable Segment EBITDA	597	545
Other EBITDA	(1)	(46)
Total Reportable Segment and Other EBITDA	$596	$499
PARTNERS’ CAPITAL
Declared Cash Distribution per Limited Partner Unit	$0.75125	$0.70125
Weighted Average Units Outstanding
Limited Partner Units	445	309
General Partner Units	1	6
DISTRIBUTABLE CASH FLOW
Distributable Cash Flow	$453	$356
CAPITAL AND INVESTMENT EXPENDITURES (b)
Capital expenditures - U.S. Transmission	$177	$732
Capital expenditures - Liquids	9	6
Investment expenditures	48	70
Total	$234	$808
U.S. TRANSMISSION
Operating Revenues	$671	$596
Operating Expenses
Operating, Maintenance and Other	214	200
Other Income and Expenses	65	83
EBITDA	$522	$479
LIQUIDS
Operating Revenues	$108	$104
Operating Expenses
Operating, Maintenance and Other	33	37
Other Income and Expenses	—	(1)
EBITDA	$75	$66
Express Pipeline Revenue Receipts, MBbl/d (c)	259	271
Platte PADD II Deliveries, MBbl/d	146	146
Canadian Dollar Exchange Rate, Average	1.26	1.32
	March 31,	December 31,
	2018	2017
Debt	$8,647	$8,463
Actual Units Outstanding	485	319

(a)	Reported results reflect the impact of the Federal Tax Reform Legislation enacted in December 2017
(b)	Excludes contributions received from noncontrolling interests of $290 million in 2017.
(c)	Thousand barrels per day.

Spectra Energy Partners, LP

Condensed Consolidated Statements of Operations

(Unaudited)

(millions of dollars)

Reported - These results include the impact of special items

	Three Months Ended March 31,
	2018	2017
Operating Revenues	$779	$700
Operating Expenses	337	368
Operating Income	442	332
Other Income and Expenses	66	83
Interest Expense	85	56
Earnings Before Income Taxes	423	359
Income Tax Expense	5	5
Net Income	418	354
Net Income - Noncontrolling Interests	11	37
Net Income - Controlling Interests	$407	$317

Spectra Energy Partners, LP

Condensed Consolidated Balance Sheets

(Unaudited)

(millions of dollars)

	March 31,	December 31,
	2018	2017
ASSETS
Current Assets	$609	$561
Investments and Other Assets	6,339	6,259
Net Property, Plant and Equipment	14,918	14,899
Regulatory Assets and Deferred Debits	336	337
Total Assets	$22,202	$22,056

LIABILITIES AND EQUITY
Current Liabilities	$1,029	$1,105
Long-term Debt	8,147	7,963
Deferred Credits and Other Liabilities	1,060	1,087
Equity	11,966	11,901
Total Liabilities and Equity	$22,202	$22,056

Spectra Energy Partners, LP

Distributable Cash Flow

(Unaudited)

(millions of dollars)

	Three Months Ended March 31,
	2018	2017
Net Income	$418	$354
Add:
Interest expense	85	56
Income tax expense	5	5
Depreciation and amortization	89	85
Foreign currency (gain) loss	(1)	—
Less:
Third party interest income	—	1
EBITDA	596	499
Add:
Earnings from equity investments	(58)	(38)
Distributions from equity investments	60	38
Noncash Impact of US Tax Reform	(25)	—
Other	1	1
Less:
Interest expense	85	56
Equity AFUDC	6	45
Net cash paid for income taxes	1	5
Distributions to non-controlling interests	15	12
Maintenance capital expenditures	14	26
Total Distributable Cash Flow	$453	$356

Spectra Energy Partners, LP

Reported to Ongoing Distributable Cash Flow Reconciliation

Unaudited

(In millions)

	Three Months Ended
	March 31, 2018			March 31, 2017
	Reported	Less: Special Items	Ongoing	Reported	Less: Special Items	Ongoing
Net Income	$418	$25	$393	$354	$(46)	$400
Add:
Interest expense	85	—	85	56	—	56
Income tax expense	5	—	5	5	—	5
Depreciation and amortization	89	—	89	85	—	85
Foreign currency (gain) loss	(1)	—	(1)	—	—	—
Less:
Third party interest income	—	—	—	1	—	1
EBITDA	596	25	571	499	(46)	545

Add:
Earnings from equity investments	(58)	—	(58)	(38)	—	(38)
Distributions from equity investments	60	—	60	38	—	38
Noncash Impact of US Tax Reform	(25)	(25)	—	—	—	—
Other	1	—	1	1	—	1

Less:
Interest expense	85	—	85	56	—	56
Equity AFUDC	6	—	6	45	—	45
Net cash paid for income taxes	1	—	1	5	—	5
Distributions to non-controlling interests	15	—	15	12	—	12
Maintenance capital expenditures	14	—	14	26	1	25
Total Distributable Cash Flow	$453	$—	$453	$356	$(47)	$403

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

March 2018 Year-to-Date

(Unaudited)

(millions of dollars)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$522	$18	A	$504
Liquids	75	7	B	68
Total Reportable Segment EBITDA	597	25		572
Other	(1)	—		(1)
Total Reportable Segment and other EBITDA	$596	$25		$571
EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$596	$25		$571
Depreciation and Amortization	(89)	—		(89)
Interest Expense	(85)	—		(85)
Other Income and Expenses	1	—		1
Income Tax Expense	(5)	—		(5)
Total Net Income	418	25		393
Total Net Income - Noncontrolling Interests	(11)	—		(11)
Total Net Income - Controlling Interests	$407	$25		$382

A	Primarily consists of an adjustment to the Federal Tax Reform Legislation Regulatory Liability established in 2017, partially offset by merger-related severance costs in 2018.
B	Primarily consists of a gain recognized on purchased oil inventory.

Spectra Energy Partners, LP

Reported to Ongoing Earnings Reconciliation

March 2017 Year-to-Date

(Unaudited)

(millions of dollars)

	Reported Earnings	Less: Special Items		Ongoing Earnings
SEGMENT EARNINGS BEFORE INTEREST, TAXES, AND DEPRECIATION AND AMORTIZATION
U.S. Transmission	$479	$(20)	A	$499
Liquids	66	(2)	B	68
Total Reportable Segment EBITDA	545	(22)		567
Other	(46)	(24)	B	(22)
Total Reportable Segment and other EBITDA	$499	$(46)		$545
EARNINGS
Total Reportable Segment EBITDA and Other EBITDA	$499	$(46)		$545
Depreciation and Amortization	(85)	—		(85)
Interest Expense	(56)	—		(56)
Other Income and Expenses	1	—		1
Income Tax Expense	(5)	—		(5)
Total Net Income	354	(46)		400
Total Net Income - Noncontrolling Interests	(37)	—		(37)
Total Net Income - Controlling Interests	$317	$(46)		$363

A	Primarily consists of an adjustment to the Federal Tax Reform Legislation Regulatory Liability established in 2017, partially offset by merger-related severance costs in 2018.
B	Primarily consists of a gain recognized on purchased oil inventory.